EXHIBIT 5.2

[McGuireWoods LLP Letterhead]

August 27, 2013

Board of Directors

Santander Holdings USA, Inc.

75 State Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-187307) (the “Registration Statement”) filed with the Securities and Exchange Commission by Santander Holdings USA, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities, preferred stock and depositary shares, and the issuance by the Company of $500,000,000 aggregate principal amount of its 3.450% Senior Notes due 2018 (the “Notes”). The Notes were issued pursuant to a Senior Debt Indenture, dated April 19, 2011 (the “Senior Debt Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture, dated August 27, 2013 (the “Third Supplemental Indenture” and collectively with the Senior Debt Indenture, the “Indenture”), between the Company and the Trustee. The Notes were sold pursuant to an underwriting agreement, dated August 22, 2013, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc. and Santander Investment Securities Inc. In connection with the issuance of the Notes, you have requested our opinion as special Virginia counsel to the Company with respect to the matter set forth herein.

In connection with the delivery of this opinion, we have examined originals or copies of the articles of incorporation and bylaws of the Company, the Registration Statement, the Indenture, certain resolutions adopted by the Company’s Board of Directors, and such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as we have deemed necessary or appropriate in connection with the opinion set forth herein. With respect to certain factual matters, we have relied upon certificates of public officials and representations set forth in the Registration Statement, or otherwise made by, officers of the Company.

Based on such examination and review, and subject to the foregoing, we are of the opinion that the Company has taken all necessary corporate action to authorize the issuance of the Notes.

The opinion set forth herein is limited to the laws of the Commonwealth of Virginia, and we have not considered, and we express no opinion as to, the laws of any other jurisdiction.

The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein.

We consent to the reliance by Wachtell, Lipton, Rosen & Katz upon this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the incorporation of this opinion by reference in the Registration Statement and to the statements made with regard to our firm under the caption “Validity of Offered Securities” appearing in the prospectus that is a part of the Registration Statement and under the caption “Validity of the Notes” appearing in the prospectus supplement relating to the Notes. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ McGuire Woods LLP